NEWS RELEASE

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Brad Edwards (investors)
212.986.6667
Investor_relations@edcllc.com
(NASDAQ: EDCI)

Entertainment Distribution Company Receives Nasdaq Notice

NEW YORK—January 7, 2007— Entertainment Distribution Company (Nasdaq: EDCI), (the “Company”) a global and independent provider of supply chain services to the home entertainment market, today announced the Company, as anticipated, has received notification from Nasdaq that it is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5) (the "Minimum Bid Price Rule"). Under the Nasdaq rules, a company is not in compliance with the Minimum Bid Price Rule and will be issued this notice if its closing bid price has been less than $1.00 per share for 30 consecutive trading days.

According to the Nasdaq notice, the Company has 180 calendar days, or until July 2, 2008, to regain compliance. If, at any time before July 2, 2008, the bid price of the Company's stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq staff will provide written notification that the Company is again in compliance with the Minimum Bid Price Rule. If the Company does not achieve compliance within the required period, the Nasdaq staff will provide written notification that the Company's securities will be delisted. In that event and at that time, the Company may appeal the Nasdaq staff delisting determination to a Nasdaq Listing Qualifications Panel.

Alternatively, the Company can apply to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the bid price requirement, either during the first 180 day period or after July 2, 2008. If the Company’s application is approved, the Company will be afforded the remainder of a second 180 calendar day compliance period in order to regain compliance with the Minimum Bid Price Rule.

About Entertainment Distribution Company
Entertainment Distribution Company, Inc. (NASDAQ: EDCI) is a global and independent provider of supply chain services to the home entertainment market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movie and gaming companies. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

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Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K and the Company’s most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers;  potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files.  The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.

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